Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of July 9, 2026 by and between TXV Partners IV, LLC, a Delaware limited liability company and E. Scott Crist (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13G to report its beneficial ownership of Class A ordinary shares, $0.0001 par value per share, of Texas Ventures Acquisition IV Corp. Each Party hereto agrees that the Schedule 13G, dated July 9, 2026, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13G and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13G, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: July 9, 2026	TXV Partners IV, LLC

	By:	/s/ E. Scott Crist
		Name:	E. Scott Crist
		Title:	Managing Member

Date: July 9, 2026	E. Scott Crist

	By:	/s/ E. Scott Crist